                                FIRST AMENDMENT
                         TO CONSTRUCTION LOAN AGREEMENT

     THIS FIRST AMENDMENT TO CONSTRUCTION LOAN AGREEMENT (this "Amendment") is made as of September 12, 1995, by and among Koll Real Estate Group, Inc., a Delaware corporation ("KREG"), Signal Landmark, a California corporation ("Signal" and, collectively with KREG, the "Borrower") and Nomura Asset Capital Corporation, a Delaware corporation (together with its successors and assigns, the "Lender").

     WHEREAS, Borrower and the Lender have entered into that certain Construction Loan Agreement, dated as of December 20, 1995, and whereas the terms of such agreement were modified by that certain Modification to Construction Loan Agreement, dated as of April 5, 1995 (as so modified, the "Loan Agreement").

     WHEREAS, Borrower and the Lender now desire to amend the Loan Agreement, upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and the Lender agree to amend the Loan Agreement as follows:

1. Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions:

          "APPROVED BUDGET" shall mean the budget for Construction Costs for the Eagle Crest Project approved by the Lender pursuant to this Agreement.

          "CATEGORY" shall mean each of the scope of work categories set forth in the Approved Budget, which categories may include, by way of example and without limitation: Off-Site Improvements, On-Site Common Area Improvements, On-Site Grading, Bonds, City, County and Utility Fees, Soil Engineering Fees,and Architectural and other Engineering Fees, and Contingency.

          "CONTRACTOR" shall mean Koll Construction Company.

          "CONSTRUCTION COSTS" shall mean the actual costs incurred by Borrower in connection with the construction of any Infrastructure (but in no event including build-out costs of residential home units) including all capitalized soft costs which are allowable under GAAP.

          "CONSTRUCTION FUNDS" shall have the meaning assigned to such term in Section 6.2(f) hereof.

          "CONSTRUCTION PLANS" shall mean the plans and specifications for the Eagle Crest Project approved by the Lender pursuant to this Agreement.

          "DEVELOPMENT MANAGER" shall mean Akins Eagle Crest, Inc.

          "ENGINEER" shall mean the City Engineer of the City of Escondido, California or other independent construction inspector approved by the Lender in its sole and absolute discretion.

2. Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in lieu of the definitions set forth for such terms in the Loan Agreement:

          "DRAW" shall mean each disbursement requested by Borrower to be made by the Lender pursuant to the terms of this Agreement.

          "DRAW FEE" shall have the meaning set forth in Section 2.2(b) hereof.

          "EAGLE CREST SECURITIES ACCOUNT" shall mean that certain securities account # 324-141517, established with Wells Fargo Bank, N.A. in the name of the Lender, as secured party, which, together with the KREG Securities Account is the subject of the Securities Account Agreement, as amended.

          "INFRASTRUCTURE" shall mean infrastructure improvements to real property, including, without limitation, road, walkways, sewers, storm drains, water mains, community walls and landscaping and all improvements for the Eagle Crest Project set forth on the Construction Plans.

          "NACC SHARE" shall mean, (i) from and after the date hereof, eighty percent (80%) of all Net Cash Proceeds from each and every Permitted

Sale; and (ii) from and after six months from the date hereof, ninety percent (90%) of all Net Cash Proceeds from each and every Permitted Sale.

3. Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     Section 2.1 DISBURSEMENT PROCEDURES.

     (a) DISBURSEMENT REQUESTS. The Loan proceeds (which in the aggregate shall not exceed $5,000,000) shall be disbursed on a Category by Category basis in accordance with the Approved Budget and subject to the terms and conditions hereof solely for the purposes of funding Eagle Crest Project Construction Costs. Draws shall be funded only upon Borrower's written request in the form attached hereto as Exhibit G-1 (a "Disbursement Request") showing all costs which Borrower intends to fund with such Draw, itemized in such detail as the Lender may reasonably require, accompanied in each case by
(i) an Application and Certificate for Payment (AIA Documents G702 and G703) or other document acceptable to the Lender containing certifications of the Contractor and the Engineer, that construction which has been competed as of the date of the Disbursement Request has been completed in accordance with the Construction Plans, (ii) invoices and lien releases satisfactory to the Lender, including, in any event, partial lien releases executed by each contractor and subcontractor who has received any payment for work performed, and (iii) all other documents and information reasonably required by the Lender. Disbursement Requests shall be submitted in duplicate no less than five (5) Business Days prior to the date of the requested Draw, and shall not be submitted more often than monthly. Notwithstanding anything to the contrary contained herein, except as provided in clause (c) below, in no event shall the Lender have any obligation to fund a Draw with respect to any Category if such Draw, when taken in the aggregate with all prior Draws would exceed the amount originally set forth in the Approved Budget for such Category. Further, notwithstanding anything herein to the contrary, the Lender may, in its absolute discretion, fund Draws from time to time, in the absence of a Disbursement Request, to pay the Lender fees and interest on the Loan and to make payments reasonably deemed advisable by the Lender to protect the Collateral Property, the Bolsa Chica Project or the Lender's interests under any Loan Document or any LOC Document and to fulfill any obligation of Borrower hereunder, including under Section 13.3 that Borrower has not timely fulfilled.

     (b) MANNER OF DISBURSEMENT. The Lender may fund any Draw by wire transfer, or check payable to Borrower, or on a voucher basis, or by check payable jointly to Borrower and any contractor, subcontractor or other claimant, or by any other means reasonably selected by the Lender.

     (c)  COST-OVERRUNS AND COST SAVINGS.

          (i) In the event that, at any time and for any reason, the actual cost (the "Actual Cost") reasonably estimated by the Lender or Borrower to be required to complete all matters included in any Category in the Approved Budget exceeds the amount allocated to that Category in the Approved Budget (the "Approved Cost"), Borrower shall immediately notify the Lender and shall, within thirty (30) days after it learns of the cost overrun, do one or more of the following:

               (1) provide satisfactory evidence to the Lender that Borrower has previously paid the amount of the Actual Cost in excess of the Approved Cost (the "Excess Cost") with funds from a source other than the Loan;

               (2) reallocate sufficient funds to such Category from funds allocated to "contingency" in the Approved Budget; provided, however, that the Lender's consent to any such reallocation shall be required (which consent shall not be unreasonably withheld, conditioned or delayed) unless the reallocated funds were originally transferred to "Contingency" from cost savings pursuant to this Agreement; or

               (3) deposit an amount equal to the Excess Cost in an interest-bearing account (the "Overrun Account") from which withdrawals may be made only with the consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), or otherwise provide the Lender with reasonable assurance that sufficient Net Cash Proceeds will be available from Permitted Sales to allow Borrower to pay for such cost overruns.

          The Lender shall have no obligation to fund further Draws until Borrower has paid or otherwise provided for the cost overrun as required above. Amounts deposited by Borrower in the Overrun Account for any Category shall be disbursed by the Lender prior to the disbursement of any remaining Loan proceeds for such Category.

               (iii)     COST SAVINGS.   Upon completion of and disbursement
for all matters within any Category in the Approved Budget, any remaining undisbursed amounts allocated to that Category shall be reallocated to the "Contingency" Category and thereafter be available for disbursement in accordance with the terms of this Agreement.

     (d) RETAINAGE. As to each item in the Approved Budget designated thereon as being subject to retainage, the Lender shall fund Draws for such item in the amount of 90% of the costs of such item properly incurred and substantiated by Borrower during the course of construction, with a retainage of 10% of the total cost of work then completed. All amounts so retained shall be disbursed upon satisfaction of all conditions to the final Draw; provided, however, that Borrower may require the Lender to release a portion of such retainage to any subcontractor that has fully performed under each and all of its contracts relating to the Eagle Crest Project if all of the following conditions precedent have been satisfied:

          (i) Engineer shall have certified in writing to the Lender that all of the work provided for in the applicable subcontract(s) has been completed in accordance with the Construction Plans, and that all supplies to be delivered by such subcontractor have been delivered;

          (ii) The Contractor or the Development Manager and/or the subcontractor shall have supplied the Lender with full and complete waivers and lien releases in statutory form of all mechanics' lien claims in form and substance reasonably satisfactory to the Lender and the title company;

          (iii) Such subcontractor shall have completed all work and supplied all materials it was obligated to complete and supply; and

          (iv) Contractor, Development Manager and the Lender shall have approved the work completed by such subcontractor, such approval not to be unreasonably withheld, conditioned or delayed.

     (e) OFFSITE MATERIALS. In the event that any Disbursement Request includes the cost of materials stored at a location other than the Eagle Crest

Project ("Offsite Materials"), such Disbursement Request shall include each of the following:

          (i) evidence that the Offsite Materials have been segregated from other materials in the facility where held and have been appropriately marked to indicate Borrower's ownership thereof and the Lender's security interest therein; and

          (ii) evidence that the Offsite Materials are insured as required hereunder.

     (f) WAIVER OF DISBURSEMENT CONDITIONS. Unless the Lender otherwise agrees in writing, the funding by the Lender of any Draw with the knowledge that any condition to such Draw is not fulfilled shall constitute a waiver of such condition only with respect to the particular Draw made, and such condition shall continue to be a condition to all further Draws until fulfilled.

4. Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following Sections 2.2(b) and (c):

          (b) AMENDMENT FEE. Concurrently with the execution and delivery of the First Amendment to Loan Agreement, KREG shall pay to the Lender an Amendment Fee equal to Thirty Thousand Dollars ($30,000).

          (c) AMENDED DRAW FEES. Concurrently with the execution and delivery of the First Amendment to Loan Agreement, KREG shall pay to the Lender a Draw Fee equal to Seventy-Five Thousand Dollars ($75,000). KREG shall pay a second Draw Fee equal to Seventy-Five Thousand Dollars ($75,000) together with the first Disbursement Request made after an aggregate of Five Million Dollars have been disbursed (and repaid) pursuant to the terms hereof.

5. Section 2.4 of the Loan Agreement is hereby amended by adding the following at the end of such Section:

          "In the event that SBC elects to sell all or any portion of the Bolsa Chica Project to the American Land Conservancy, or any other purchaser thereof, then the Lender shall permit such sale provided that Net Proceeds therefrom are (i) sufficient to repay any and all amounts then outstanding under the LOC Documents and the Loan Documents and (ii) actually applied to the repayment of such amounts. In the event that all amounts then outstanding hereunder are so repaid,

Borrower shall nonetheless be entitled to draw an amount equal to $10,000,000 minus all amounts previously disbursed pursuant to the terms hereof (provided, further, that in no event shall the total amount outstanding hereunder exceed $5,000,000 at any time)."

6. Section 6.2 of the Loan Agreement is hereby amended by deleting subsections 6.2(f) and 6.2(g) and replacing them with the following:

     (f)  APPROVED BUDGET AND CONSTRUCTION REQUIREMENTS.

          (i) The Lender shall have received and approved the Approved Budget and the Construction Plans, together with any modifications or change orders thereto, which approval shall not be unreasonably withheld conditioned or delayed.

          (ii) No stop notice or similar notice shall have been asserted against the Eagle Crest Project which has not been released.

          (iii) The Lender shall be satisfied, based on its own inspections or other reliable information, that the development of the Eagle Crest Project is progressing satisfactorily and in conformance with all applicable laws and other requirements.

          (iv) The Lender shall have received, at Borrower's sole expense, in form and substance satisfactory to the Lender, from the Title Company all endorsements to the Title Policy as the Lender may reasonably require, including, without limitation, CLTA Form 122 (priority of advances).


     (g) ADDITIONAL REQUIREMENTS FOR DRAWS SUBSEQUENT TO DISBURSEMENT OF THE INITIAL DRAW PROCEEDS. KREG shall have the right to re-Draw up to an additional $5,000,000 in the aggregate (after an aggregate of $5,000,000 of Initial Draw Proceeds have been disbursed in accordance with Section 2.4 and provided that such Initial Draw Proceeds have theretofore been repaid and no Event of Default has occurred hereunder or under any of the LOC Documents) for Eagle Crest Project Construction Costs, if and only if: (1) the Initial Draw Proceeds, together with all interest, fees and other charges thereon have been repaid in full and no Event of Default has occurred and is continuing under the Loan Documents or the LOC Documents; (2) no fewer than eighty (80) home sites at the Eagle Crest Project have been sold in accordance with the terms and conditions hereof; (3) not more than two hundred (200) home sites at the Eagle Crest Project have been sold in total; and (4) all matters relating to the Henley Facilities Audit have been satisfactorily resolved or no Assessment (including, without limitation, any Assessment resulting from the Henley Facilities Audit) has been made, filed, or otherwise assessed against KREG, any of its Affiliates, the Collateral, or any of the property, assets or revenues of KREG.

7. Section 8.2 of the Loan Agreement is hereby amended by adding the following language after the word "liabilities)" in the tenth line of such Section:

          "other than up to $30,000,000 for actual Bolsa Chica development costs incurred since January 1, 1995 (which costs may be included in the calculation of Signal's assets and liabilities for purposes of calculating the Minimum Net Worth Amount)"

8. Section 8.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     8.6 USE OF REMAINING NET CASH PROCEEDS; COMPLETION OF EAGLE CREST PROJECT INFRASTRUCTURE.

          (a) Signal agrees that it shall allocate and apply any and all Net Cash Proceeds resulting from any Permitted Sale remaining after the proper payment and application of the NACC Share in accordance with the terms hereof, to the payment of Construction Costs in connection with the construction of the Eagle Crest Project Infrastructure.

          (b) Borrower covenants and agrees that it shall complete construction (or cause the completion of construction) of the Eagle Crest Project Infrastructure on or before the Maturity Date.

9. Section 9.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     9.1 PROHIBITION AGAINST FUNDAMENTAL CHANGES. Signal and its Subsidiaries will not enter into any transaction of sale, transfer, merger, consolidation or amalgamation of its ownership interests, or (except with respect to any Exempt Guarantors which are Subsidiaries) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Signal and its Subsidiaries will not acquire any business or assets from, or capital stock of, or be a party to any acquisition of, any Person except for (a) purchases of non-real property inventory and other assets to be used in the ordinary course of business, (b) Investments permitted under the Securities Account Agreement or Section 9.4 hereof, and
(c) purchases of real property or companies involved in the development, entitlement or construction of residential housing, provided, however, that such purchases shall be made through special purpose Subsidiaries and shall not exceed $2,5000,000 per year in the aggregate. Subject to Signal's right to effect a Permitted Sale in accordance with Section 13.13 hereof, Signal and its Subsidiaries will not engage in any Assets Sales, in one transaction or a series of transactions, whether to Affiliates of Signal or otherwise; provided, however, that Signal or its Subsidiaries may engage in Asset Sales with respect to (i) any non-real property inventory or other assets sold or disposed of in the ordinary course of business; (ii) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by Signal shall not have a fair market value in excess of $50,000 in aggregate; or (iii) assets (other than the Collateral Property, the Bolsa Chica Stock, the Bolsa Chica Project or other Collateral) having an aggregate value of $5,000,000 or less per year as to any one transaction or series of transactions; provided, however, that the proceeds of any such sales are either applied to the repayment of the Loan Amount and/or the Reimbursement Amount or are otherwise used by Signal for the development of the Collateral Property or the Bolsa Chica Project; further, Signal or SBC shall have the right to sell or to grant an option to acquire up to fifty acres of the wetland portion of the Bolsa Chica Project to Fieldstone Company (which owns property adjacent to the Bolsa Chica
Project) and to use any proceeds therefrom as part of a mitigation credit in connection with the implementation of the Wetlands Restoration Plan required as a condition to securing the entitlements of the Bolsa Chica Project and the certification of the Environmental Impact Report for the Bolsa Chica Project by the Orange County Board of Supervisors. Notwithstanding anything to the contrary herein or in the other Loan Documents or the LOC Documents, in the event that Signal fails to obtain any forecast entitlements or approvals or satisfy any development targets or cash flow forecasts with respect to the Collateral Properties and the Bolsa Chica Project, all as set forth and projected on EXHIBIT C hereto, then ninety percent (90%) of the Net Cash Proceeds from any and all Asset Sales of Signal and each of its Subsidiaries shall be deposited into the Securities Account.

10. Section 9.3(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following Sections 9.3(f) and (g):

     (f) Indebtedness incurred by a Subsidiary of KREG in connection with the acquisition of a company involved in the development, entitlement or construction of residential housing or commercial projects or in connection with a Quick Flip Transaction, or an Asset Purchase Transaction permitted hereunder; provided that such Indebtedness is expressly non-recourse to KREG, Signal and the Guarantors and is not secured by any of the Collateral or the Bolsa Chica Project and provided further that the Lender shall have consented to the incurrence of such Indebtedness, which consent shall not be unreasonably withheld, conditioned or delayed; and

     (g) Indebtedness in connection with build-to-suit transactions incurred by KREG Operating Company or its Subsidiaries, including guarantees of completion made in connection with such build-to-suit transactions; provided that the Indebtedness resulting from such build-to-suit transactions does not in the aggregate exceed $20,000,000.

11. Section 9.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following

     9.6 USE OF LOAN PROCEEDS. The amounts funded hereunder shall be used solely for the purpose of paying for Construction Costs incurred by Signal and approved by the Lender, which approval shall not be unreasonably withheld, conditioned, or delayed, in connection with the construction of the Eagle Crest Project Infrastructure. KREG and Signal agree that the Loan is a "construction loan" as used in Section 6323(c)(2) of the Code.

12. Section 13.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     13.13 RELEASE OF CERTAIN COLLATERAL. Signal will from time to time during the term of the Loan have the right to sell (i) home sites at the Eagle Crest Project in accordance with a disposition plan approved by the Lender for not less than:

          (1) $53,000 in Net Cash Proceeds per individual Product I lot (77 lots total);

          (2) $53,000 in Net Cash Proceeds per individual Product II lot (126 lots total);

          (3) $40,000 in Net Cash Proceeds per individual Product III lot (136 lots total);

          (4) $30,000 in Net Cash Proceeds per individual Product IV lot (109 lots total); and

          (5) $120,000 in Net Cash Proceeds per individual Custom Lot (20 lots total);

(which lots are set forth in the existing subdivision plans therefor), (ii) the golf course at the Eagle Crest Project for not less than $7,000,000 in Net Cash Proceeds and (iii) the Fairbanks Highlands Project for not less than $7,000,000 in Net Cash Proceeds (any of the foregoing shall be referred to herein as a "PERMITTED SALE"). Signal and the Lender contemplate that the real property that is the subject of any such Permitted Sale shall be Released from the Lien of the Mortgage encumbering such Collateral Property. Provided that the NACC Share of Net Cash Proceeds resulting from each and every Permitted Sale is delivered to the Lender or deposited into the Securities Account as required under this Agreement, the Securities Account Agreement, and the LOC Documents, the Lender agrees to execute a request for partial reconveyance and deliver such request for partial reconveyance to the Trustee for any portion of the Collateral Properties so sold, upon the sale of such portion of the Collateral Properties to a bona fide third party purchaser or to a KGT Affiliate or special purpose Subsidiary as permitted by the terms hereof. Upon receipt of such partial release request and prior to recording any partial release, Trustee shall obtain from Signal and deliver to the Lender: (i) a copy of the preliminary closing statement for the applicable Permitted Sale (with a copy of the final closing statement to follow as soon as available after the closing of such Permitted Sale); and
(ii) a completed partial release request for execution by the Lender. The
Lender shall have no obligation to execute a partial release request with respect to any portion of the Collateral Properties unless and until that portion of sale proceeds relating thereto which are required to be delivered to the Lender hereunder or under the LOC Documents have been so delivered to the Lender. Notwithstanding the foregoing, KREG and Signal agree that if at any time KREG or Signal obtains knowledge of any Federal tax lien or Assessment (including, without limitation, any tax lien or Assessment in connection with the Henley Facilities Audit), then KREG and Signal shall immediately notify the Lender thereof telephonically and in writing. In no event shall any otherwise Permitted Sales be permitted, and all pending Permitted Sales shall be stayed, immediately upon KREG's or Signal's knowledge of any Federal tax lien or Assessment (including, without limitation, any tax lien or Assessment in connection with the Henley Facilities Audit) until such time as the Lender, in its sole and absolute discretion, agrees in writing to permit further Permitted Sales to occur.

13. The Lender shall agree to execute a letter, in substantially the form of Exhibit K attached hereto.

14. Exhibit G to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit G-1 attached hereto.

15. In addition to those expenses set forth in Section 13.3 of the Loan Agreement, KREG agrees to pay or reimburse the Lender for paying: (a) all reasonable out-of-pocket expenses of the Lender and any servicer of the Loan (including, without limitation, the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom, counsel to the Lender, in connection with the negotiation, preparation, execution and delivery of this Amendment) and the Lender's due diligence in connection with the Collateral Properties; (b) all reasonable out-of-pocket travel and third party due diligence expenses of the Lender and any servicer (including the reasonable fees, charges and disbursements of counsel to the Lender and such servicer ) in connection with the preparation, negotiation, review and execution of any documents required pursuant hereto or to the Loan Documents; and (c) all reasonable costs and expenses of the Lender and such servicer (including reasonable counsel fees, charges and disbursements) in connection with any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving KREG, Signal or the Guarantors or a "workout" of the Loan.

16. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

17. Except as expressly amended hereby, the Loan Agreement shall continue unmodified and remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

                    KOLL REAL ESTATE GROUP, INC.,
                    a Delaware corporation


                    By:  /s/ RAYMOND J. PACINI
                         _____________________________
                         Raymond J. Pacini
                         Chief Financial Officer and
                         Executive Vice President



                    SIGNAL LANDMARK,
                    a California corporation

                    By:  /s/ RAYMOND J. PACINI
                         _____________________________
                         Raymond J. Pacini
                         Chief Financial Officer and
                         Executive Vice President



                    NOMURA ASSET CAPITAL CORPORATION
                    a Delaware corporation

                    By:  /s/ RICHARD A. MAGNUSON
                         _____________________________
                         Richard A. Magnuson
                         Vice President

                                   EXHIBIT G-1
                          FORM OF DISBURSEMENT REQUEST

                                    EXHIBIT K
                              FORM OF SURETY LETTER






                                       G-2